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Exhibit 99.1

ALLOS THERAPEUTICS REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

WESTMINSTER, Colo., August 7, 2003—Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported financial results for the second quarter of 2003. For the three months ended June 30, 2003, the Company reported a net loss of $11.8 million, or $0.45 per share, compared to a net loss of $6.9 million, or $0.27 per share, for the same quarter in 2002. The Company recorded $0.6 million, or $0.02 per share, in restructuring costs for the three months ended June 30, 2003, which is included in the net loss for the period.

For the six months ended June 30, 2003, the Company reported a net loss of $18.9 million, or $0.73 per share, compared to a net loss of $13.3 million, or $0.55 per share, for the same period last year.

Cash, cash equivalents, short-term investments and long-term marketable securities as of June 30, 2003 were $43.5 million. The Company anticipates that its existing cash, investments and interest earned thereon will be sufficient to fund the Company's operations as currently planned through 2004. The Company recently updated its operating plan to enable the completion of a rolling submission of the New Drug Application (NDA) for RSR13 and maintain the current timeline for the development of PDX. As part of the revised operating plan, the Company implemented expense reduction measures, including a reduction of its organization by 31 positions, including some management positions, and currently has 61 employees. The Company expects to realize cost savings going forward as a result of this reduction and other initiatives that have been implemented.

Second quarter highlights include:

  •
  The announcement on April 23, 2003 of the preliminary results of a pivotal Phase 3 trial of radiation sensitizer RSR13 (efaproxiral) in patients with brain metastases. The results did not meet the primary statistical endpoint of the study in either of the pre-specified intent-to-treat groups using a primary unadjusted log-rank analysis of patients who received RSR13 plus whole brain radiation therapy (WBRT) versus patients who received WBRT alone. However, the results demonstrated a survival benefit from RSR13 treatment for patients with metastatic breast cancer. For patients with metastatic breast cancer who received RSR13, median survival was nearly doubled compared with patients who did not receive RSR13. While patients with metastatic breast cancer represent a subset that was not prospectively defined as an intent-to-treat subgroup, breast cancer was a pre-specified stratification factor and the results were statistically significant. Overall, these patients experienced a 55 percent reduction in risk of death in the RSR13 arm versus control.

  •
  The announcement on May 29, 2003 that the Company plans to submit a rolling NDA to the U.S. Food and Drug Administration (FDA) to market RSR13 as a treatment for brain metastases from breast cancer. The decision followed a pre-NDA meeting with the FDA in which the preliminary safety and efficacy data from the completed pivotal Phase 3 clinical trial and, specifically, the results in patients with metastatic breast cancer, were reviewed and discussed. The NDA submission will conclude in the fourth quarter of 2003.

  •
  The publication of study results from a Phase 2 clinical trial of RSR13 (efaproxiral) for the treatment of patients with brain metastases in the June 15 issue of the Journal of Clinical Oncology. Also reported on findings of a clinical study conducted by researchers at Memorial Sloan-Kettering Cancer Center (MSKCC) and published in the June 2003 issue of Clinical Cancer Research, indicating that PDX (10-propargyl-10-deazaaminopterin) may be an effective chemotherapy treatment for patients with non-small cell lung cancer.

Conference Call

Allos Therapeutics will host a conference call to review the Company's second quarter 2003 results. The conference call will take place at 11:00 a.m. EDT on Thursday, August 7, 2003. The dial in number for U.S. residents to participate is 800-915-4836. International callers should dial 1-973-317-5319.

Conference Call Replay

An audio replay of the conference call will be available from 6:00 p.m. EDT, August 7, 2003 until midnight August 14, 2003. To access the replay, please dial 1-800-428-6051 (US/Canada); international +1-973-709-2089; the conference ID number is 301757.

Webcast

Allos Therapeutics will hold a live webcast of this conference call. The webcast will be available from the homepage and the investor relations' section of the Company's web site at www.allos.com and will be archived for 30 days.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. is a biopharmaceutical Company focused on developing and commercializing innovative drugs for improving cancer treatments. The Company's lead clinical candidate, RSR13 (efaproxiral), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX, a novel small molecule cytotoxic injectable anti-folate (DHFR inhibitor) being developed for non-small cell lung cancer, mesothelioma and non-Hodgkin's lymphoma. For more information, please visit the Company's web site at: www.allos.com.

This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to Allos' ability to complete the submission of its NDA to the FDA on schedule and in accordance with regulatory requirements, to adequately demonstrate the safety and efficacy of RSR13 for use as a radiation sensitizer in the treatment of metastatic breast cancer and any other type of cancer, and its ability to obtain regulatory approval for RSR13, as well as other risks and uncertainties detailed from time to time in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company assumes no responsibility to update such statements.

# # #

Contact:
Monique M. Greer
Vice President
Corporate Communications and Investor Relations
Allos Therapeutics, Inc.
303-426-6262
mgreer@allos.com

ALLOS THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands—except share and per share information)
(unaudited)

	Three-months ended June 30,		Six-months ended June 30,
	2003	2002	2003	2002
Operating expenses:
Research and development	$5,081	$4,290	$8,487	$8,229
Clinical manufacturing	3,866	726	5,946	1,171
Marketing, general and administrative	2,523	2,537	4,542	5,225
Restructuring costs	578	—	578	—

Total operating expenses	12,048	7,553	19,553	14,625
Loss from operations	(12,048)	(7,553)	(19,553)	(14,625)
Interest and other income, net	277	675	649	1,287

Net loss	$(11,771)	$(6,878)	$(18,904)	$(13,338)

Net loss per common share: basic and diluted	$(0.45)	$(0.27)	$(0.73)	$(0.55)

Weighted average common shares—basic and diluted	25,888,500	25,040,790	25,884,381	24,090,559

ALLOS THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Cash, cash equivalents and short-term investments	$42,807	$54,983
Other current assets	1,234	775
Long-term marketable securities	706	5,817
Equipment and leasehold improvements, net	1,734	1,826
Long-term investment	1,000	1,000

Total assets	$47,481	$64,401

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities	$9,220	$7,079
Stockholders' equity	38,261	57,322

Total liabilities and stockholders' equity	$47,481	$64,401

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  Exhibit 99.1